Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, April 12, 2018

COMMERCE BANCSHARES, INC. REPORTS RECORD
FIRST QUARTER EARNINGS PER SHARE OF $.92

Commerce Bancshares, Inc. announced record earnings of $.92 per common share for the three months ended March 31, 2018, compared to $.65 per share in the same quarter last year and $.86 per share in the fourth quarter of 2017. Net income attributable to Commerce Bancshares, Inc. for the first quarter of 2018 amounted to $101.0 million, compared to $71.5 million in the first quarter of 2017 and $94.4 million in the prior quarter. For the current quarter, the return on average assets was 1.66%, the return on average common equity was 15.6% and the efficiency ratio was 58.2%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “We continued to see strong growth in top line revenue this quarter driven by a favorable interest rate environment and growth in our fee-based businesses. Net interest income grew $14.6 million this quarter compared to the first quarter of last year, as the yield on our loan portfolio grew from 3.92% to 4.33%, and our funding costs remained low. Our net interest margin increased to 3.37%. Compared to the prior year, fee income was strong as revenues from our bank card and trust businesses grew 15.9% and 12.6%, respectively. We also saw good growth in deposit fees driven by our expanding payments businesses. Non-interest expense grew 1.6% this quarter compared to the same quarter last year and remained well controlled. Compared to the previous quarter, average loans grew $122.3 million this quarter mostly driven by agribusiness lending while average deposits declined $98.6 million.”

Mr. Kemper continued, “This quarter net loan charge-offs totaled $10.4 million, compared to $11.0 million in the prior quarter and $9.2 million in the first quarter of 2017, as the overall credit environment remained favorable. The ratio of annualized net loan charge-offs to average loans was
.30% in the current quarter, .32% in the prior quarter and .28% in the same period last year. Non-performing assets also declined this quarter to $11.6 million. Net recoveries on commercial loans totaled $255 thousand in the current quarter, compared to net loan charge-offs in the prior quarter of $633 thousand. Net loan charge-offs of personal banking loans increased slightly this quarter to $10.7 million, mostly the result of higher losses in our consumer lending portfolio. During the current quarter, the provision for loan losses totaled $10.4 million and the allowance for loan losses amounted to $159.5 million at March 31, 2018, or 1.15% of period end loans.”

Total assets at March 31, 2018 were $24.6 billion, total loans were $13.9 billion, and total deposits were $20.5 billion. During the quarter, the Company paid a common cash dividend of $.235 per share, representing a 9.8% increase over the rate paid in the fourth quarter of 2017, and also paid a 6% cash dividend on its preferred stock.

(more)

Commerce Bancshares, Inc. is a regional bank holding company offering a full range of financial products to consumers and commercial customers including personal banking, lending, mortgage banking, wealth management, brokerage and capital markets services. The Company currently operates in approximately 330 locations in the central United States and has a nationwide presence in the commercial payments industry.

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited) (Dollars in thousands, except per share data)	March 31, 2018	December 31, 2017	March 31, 2017
FINANCIAL SUMMARY
Net interest income	$192,892	$190,008	$178,273
Non-interest income	119,690	119,383	109,613
Total revenue	312,582	309,391	287,886
Investment securities gains (losses), net	5,410	27,209	(772)
Provision for loan losses	10,396	12,654	11,128
Non-interest expense	182,277	208,859	179,377
Income before taxes	125,319	115,087	96,609
Income taxes	23,258	20,104	24,907
Non-controlling interest expense	1,077	628	198
Net income attributable to Commerce Bancshares, Inc.	100,984	94,355	71,504
Preferred stock dividends	2,250	2,250	2,250
Net income available to common shareholders	$98,734	$92,105	$69,254
Earnings per common share:
Net income — basic	$.92	$.86	$.65
Net income — diluted	$.92	$.86	$.65
Effective tax rate	18.72%	17.56%	25.83%
Tax equivalent net interest income	$196,638	$197,917	$187,322
Average total interest earning assets (1)	$23,693,350	$23,926,315	$24,253,430
Diluted wtd. average shares outstanding	105,965,845	105,976,402	105,805,425

RATIOS
Average loans to deposits (2)	69.09%	68.15%	64.39%
Return on total average assets	1.66	1.50	1.15
Return on average common equity (3)	15.58	14.17	11.74
Non-interest income to total revenue	38.29	38.59	38.08
Efficiency ratio (4)	58.21	67.40	62.19
Net yield on interest earning assets	3.37	3.29	3.13

EQUITY SUMMARY
Cash dividends per common share	$.235	$.214	$.214
Cash dividends on common stock	$25,106	$22,897	$22,913
Cash dividends on preferred stock	$2,250	$2,250	$2,250
Book value per common share (5)	$24.02	$24.14	$22.66
Market value per common share (5)	$59.91	$55.84	$53.49
High market value per common share	$61.88	$57.91	$57.72
Low market value per common share	$54.85	$52.07	$50.62
Common shares outstanding (5)	106,617,497	106,615,043	106,752,265
Tangible common equity to tangible assets (6)	9.88%	9.84%	9.03%
Tier I leverage ratio	10.84%	10.39%	9.56%

OTHER QTD INFORMATION
Number of bank/ATM locations	325	327	336
Full-time equivalent employees	4,799	4,800	4,807

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Interest income	$205,995	$201,572	$194,244	$193,594	$187,997
Interest expense	13,103	11,564	11,653	10,787	9,724
Net interest income	192,892	190,008	182,591	182,807	178,273
Provision for loan losses	10,396	12,654	10,704	10,758	11,128
Net interest income after provision for loan losses	182,496	177,354	171,887	172,049	167,145
NON-INTEREST INCOME
Bank card transaction fees	41,453	42,888	39,166	37,295	35,751
Trust fees	36,062	35,405	34,620	33,120	32,014
Deposit account charges and other fees	22,982	22,598	22,659	22,861	21,942
Capital market fees	2,291	1,743	1,755	2,156	2,342
Consumer brokerage services	3,768	3,576	3,679	3,726	3,649
Loan fees and sales	2,862	3,099	3,590	4,091	3,168
Other	10,272	10,074	11,418	12,131	10,747
Total non-interest income	119,690	119,383	116,887	115,380	109,613
INVESTMENT SECURITIES GAINS (LOSSES), NET	5,410	27,209	(3,037)	1,651	(772)
NON-INTEREST EXPENSE
Salaries and employee benefits	115,894	115,741	111,382	108,829	112,369
Net occupancy	11,584	11,280	11,459	11,430	11,443
Equipment	4,431	4,692	4,491	4,776	4,609
Supplies and communication	5,313	6,118	5,517	5,446	5,709
Data processing and software	20,690	21,090	19,968	20,035	19,905
Marketing	4,805	3,937	4,676	4,488	3,224
Deposit insurance	3,457	3,444	3,479	3,592	3,471
Community service	729	25,511	3,006	2,916	2,944
Other	15,374	17,046	15,239	15,378	15,703
Total non-interest expense	182,277	208,859	179,217	176,890	179,377
Income before income taxes	125,319	115,087	106,520	112,190	96,609
Less income taxes	23,258	20,104	32,294	33,201	24,907
Net income	102,061	94,983	74,226	78,989	71,702
Less non-controlling interest expense (income)	1,077	628	(338)	29	198
Net income attributable to Commerce Bancshares, Inc.	100,984	94,355	74,564	78,960	71,504
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250
Net income available to common shareholders	$98,734	$92,105	$72,314	$76,710	$69,254
Net income per common share — basic	$.92	$.86	$.68	$.71	$.65
Net income per common share — diluted	$.92	$.86	$.67	$.71	$.65

OTHER INFORMATION
Return on total average assets	1.66%	1.50%	1.19%	1.26%	1.15%
Return on average common equity (1)	15.58	14.17	11.35	12.48	11.74
Efficiency ratio (2)	58.21	67.40	59.73	59.21	62.19
Effective tax rate	18.72	17.56	30.22	29.60	25.83
Net yield on interest earning assets	3.37	3.29	3.17	3.18	3.13
Tax equivalent net interest income	$196,638	$197,917	$190,497	$190,865	$187,322

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	March 31, 2018	December 31, 2017	March 31, 2017
ASSETS
Loans
Business	$4,960,614	$4,958,554	$4,888,011
Real estate — construction and land	932,058	968,820	846,904
Real estate — business	2,724,584	2,697,452	2,710,595
Real estate — personal	2,069,012	2,062,787	2,013,437
Consumer	2,069,235	2,104,487	1,975,521
Revolving home equity	382,825	400,587	396,542
Consumer credit card	752,651	783,864	736,766
Overdrafts	2,382	7,123	4,733
Total loans	13,893,361	13,983,674	13,572,509
Allowance for loan losses	(159,532)	(159,532)	(157,832)
Net loans	13,733,829	13,824,142	13,414,677
Loans held for sale	16,435	21,398	15,559
Investment securities:
Available for sale debt securities	8,432,180	8,725,442	9,618,109
Trading debt securities	32,025	18,269	20,200
Equity securities	51,512	50,591	55,691
Other securities	108,320	99,005	99,863
Total investment securities	8,624,037	8,893,307	9,793,863
Federal funds sold and short-term securities purchased under agreements to resell	17,000	42,775	2,205
Long-term securities purchased under agreements to resell	700,000	700,000	725,000
Interest earning deposits with banks	134,697	30,631	120,234
Cash and due from banks	423,048	438,439	416,161
Land, buildings and equipment — net	332,253	335,110	335,191
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,893	7,618	6,700
Other assets	483,129	401,074	339,660
Total assets	$24,611,242	$24,833,415	$25,308,171
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,953,430	$7,158,962	$7,237,815
Savings, interest checking and money market	11,828,138	11,499,620	11,439,078
Time open and C.D.’s of less than $100,000	615,401	634,646	696,776
Time open and C.D.’s of $100,000 and over	1,141,502	1,132,218	1,718,184
Total deposits	20,538,471	20,425,446	21,091,853
Federal funds purchased and securities sold under agreements to repurchase	1,132,329	1,507,138	1,321,149
Other borrowings	9,214	1,758	101,975
Other liabilities	225,500	180,889	229,629
Total liabilities	21,905,514	22,115,231	22,744,606
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	535,407	535,407	510,015
Capital surplus	1,802,785	1,815,360	1,544,034
Retained earnings	325,390	221,374	337,046
Treasury stock	(15,681)	(14,473)	(7,588)
Accumulated other comprehensive income (loss)	(89,563)	14,108	30,412
Total stockholders’ equity	2,703,122	2,716,560	2,558,703
Non-controlling interest	2,606	1,624	4,862
Total equity	2,705,728	2,718,184	2,563,565
Total liabilities and equity	$24,611,242	$24,833,415	$25,308,171

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
ASSETS:
Loans:
Business	$4,934,621	$4,818,419	$4,777,222	$4,827,439	$4,906,672
Real estate — construction and land	951,930	948,043	887,596	862,479	828,017
Real estate — business	2,733,812	2,720,356	2,710,453	2,701,144	2,645,531
Real estate — personal	2,062,083	2,044,651	2,017,264	2,003,997	2,012,456
Consumer	2,072,168	2,100,762	2,070,398	1,997,761	1,974,894
Revolving home equity	392,727	394,231	395,212	399,730	405,432
Consumer credit card	757,692	756,544	739,692	731,471	747,783
Overdrafts	4,628	5,295	4,373	4,505	4,185
Total loans	13,909,661	13,788,301	13,602,210	13,528,526	13,524,970
Allowance for loan losses	(158,779)	(157,026)	(156,909)	(157,003)	(155,328)
Net loans	13,750,882	13,631,275	13,445,301	13,371,523	13,369,642
Loans held for sale	19,115	18,158	21,227	18,341	11,972
Investment securities:
U.S. government and federal agency obligations	916,655	917,664	917,808	910,821	913,474
Government-sponsored enterprise obligations	405,681	452,104	456,668	450,362	450,489
State and municipal obligations	1,513,243	1,630,660	1,699,365	1,771,674	1,783,103
Mortgage-backed securities	3,925,904	3,949,933	3,718,697	3,708,124	3,760,294
Asset-backed securities	1,469,488	1,622,778	2,025,415	2,335,344	2,359,644
Other debt securities	341,821	351,177	322,231	320,869	327,006
Unrealized gain (loss) on debt securities	(43,238)	36,875	73,291	57,547	14,783
Total available for sale debt securities	8,529,554	8,961,191	9,213,475	9,554,741	9,608,793
Trading debt securities	21,966	20,401	21,149	21,062	25,165
Equity securities	50,507	82,416	51,204	53,162	56,122
Other securities	100,993	95,485	100,776	99,545	98,458
Total investment securities	8,703,020	9,159,493	9,386,604	9,728,510	9,788,538
Federal funds sold and short-term securities purchased under agreements to resell	44,339	27,017	23,807	13,115	9,887
Long-term securities purchased under agreements to resell	700,000	699,999	662,490	665,655	725,001
Interest earning deposits with banks	273,977	270,222	211,219	139,061	207,845
Other assets	1,145,200	1,157,289	1,122,230	1,106,528	1,139,402
Total assets	$24,636,533	$24,963,453	$24,872,878	$25,042,733	$25,252,287

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,824,700	$7,257,102	$7,135,703	$7,065,849	$7,246,698
Savings	838,900	821,908	829,197	831,038	795,695
Interest checking and money market	10,737,829	10,416,221	10,387,212	10,667,042	10,603,988
Time open & C.D.’s of less than $100,000	625,319	644,951	667,710	688,047	705,135
Time open & C.D.’s of $100,000 and over	1,134,194	1,119,352	1,326,290	1,510,001	1,671,125
Total deposits	20,160,942	20,259,534	20,346,112	20,761,977	21,022,641
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,560,573	1,625,828	1,500,987	1,363,031	1,356,316
Other borrowings	1,913	42,060	101,904	105,311	102,011
Total borrowings	1,562,486	1,667,888	1,602,891	1,468,342	1,458,327
Other liabilities	198,398	312,172	251,714	203,139	234,144
Total liabilities	21,921,826	22,239,594	22,200,717	22,433,458	22,715,112
Equity	2,714,707	2,723,859	2,672,161	2,609,275	2,537,175
Total liabilities and equity	$24,636,533	$24,963,453	$24,872,878	$25,042,733	$25,252,287

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
ASSETS:
Loans:
Business (1)	3.48%	3.32%	3.25%	3.21%	3.02%
Real estate — construction and land	4.69	4.41	4.31	4.30	3.85
Real estate — business	4.06	3.90	3.85	3.74	3.63
Real estate — personal	3.80	3.72	3.72	3.72	3.74
Consumer	4.25	4.07	4.02	3.94	3.89
Revolving home equity	4.25	4.06	4.03	3.84	3.64
Consumer credit card	12.06	11.90	12.03	11.90	11.66
Overdrafts	—	—	—	—	—
Total loans	4.33	4.18	4.13	4.06	3.92
Loans held for sale	6.45	5.55	5.36	5.75	6.64
Investment securities:
U.S. government and federal agency obligations	2.12	2.60	1.40	2.52	2.09
Government-sponsored enterprise obligations	1.84	1.69	1.61	1.59	1.58
State and municipal obligations (1)	3.06	3.60	3.57	3.61	3.65
Mortgage-backed securities	2.62	2.38	2.36	2.35	2.38
Asset-backed securities	2.11	1.94	1.82	1.72	1.63
Other debt securities	2.65	2.56	2.51	2.54	2.56
Total available for sale debt securities	2.52	2.52	2.34	2.42	2.37
Trading debt securities (1)	2.73	2.63	2.51	2.70	2.77
Equity securities (1)	3.64	3.30	4.02	3.97	3.99
Other securities (1)	6.73	6.67	5.39	10.50	20.30
Total investment securities	2.58	2.58	2.37	2.50	2.57
Federal funds sold and short-term securities purchased under agreements to resell	1.65	1.35	1.30	1.13	.94
Long-term securities purchased under agreements to resell	2.38	2.36	2.28	2.22	2.12
Interest earning deposits with banks	1.69	1.18	1.24	1.04	.77
Total interest earning assets	3.59	3.48	3.36	3.36	3.29

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.12	.12	.12	.12	.13
Interest checking and money market	.20	.17	.16	.15	.14
Time open & C.D.’s of less than $100,000.43		.40	.40	.39	.37
Time open & C.D.’s of $100,000 and over	1.02	.88	.83	.75	.67
Total interest bearing deposits	.28	.24	.24	.23	.21
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.04	.83	.75	.60	.46
Other borrowings	2.54	3.59	3.53	3.47	3.53
Total borrowings	1.04	.90	.93	.81	.67
Total interest bearing liabilities	.36%	.31%	.31%	.29%	.26%

Net yield on interest earning assets	3.37%	3.29%	3.17%	3.18%	3.13%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21% in 2018 and 35% in prior periods.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$159,532	$157,832	$157,832	$157,832	$155,932
Provision for losses	10,396	12,654	10,704	10,758	11,128
Net charge-offs (recoveries):
Commercial portfolio:
Business	(14)	768	195	318	97
Real estate — construction and land	(36)	(87)	(362)	(207)	(535)
Real estate — business	(205)	(48)	(106)	(10)	(39)
	(255)	633	(273)	101	(477)
Personal banking portfolio:
Consumer credit card	7,566	7,724	7,631	7,750	7,148
Consumer	2,528	2,184	3,057	2,642	2,096
Overdraft	444	376	445	292	435
Real estate — personal	57	(56)	(137)	(131)	19
Revolving home equity	56	93	(19)	104	7
	10,651	10,321	10,977	10,657	9,705
Total net loan charge-offs	10,396	10,954	10,704	10,758	9,228
Balance at end of period	$159,532	$159,532	$157,832	$157,832	$157,832

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	—%	.06%	.02%	.03%	.01%
Real estate — construction and land	(.02)	(.04)	(.16)	(.10)	(.26)
Real estate — business	(.03)	(.01)	(.02)	—	(.01)
	(.01)	.03	(.01)	—	(.02)
Personal banking portfolio:
Consumer credit card	4.05	4.05	4.09	4.25	3.88
Consumer	.49	.41	.59	.53	.43
Overdraft	38.91	28.17	40.37	26.00	42.15
Real estate — personal	.01	(.01)	(.03)	(.03)	—
Revolving home equity	.06	.09	(.02)	.10	.01
	.82	.77	.83	.83	.77
Total	.30%	.32%	.31%	.32%	.28%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.08%	.09%	.11%	.10%	.11%
Non-performing assets to total assets	.05	.05	.06	.06	.06
Allowance for loan losses to total loans	1.15	1.14	1.15	1.16	1.16

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$5,557	$5,947	$6,821	$6,330	$7,935
Real estate — construction and land	5	5	533	544	585
Real estate — business	2,546	2,736	2,346	1,833	1,764
Real estate — personal	2,169	2,461	2,863	3,504	3,368
Consumer	—	834	1,077	1,151	1,151
Total	10,277	11,983	13,640	13,362	14,803
Foreclosed real estate	1,300	681	1,063	515	387
Total non-performing assets	$11,577	$12,664	$14,703	$13,877	$15,190
Loans past due 90 days and still accruing interest	$14,928	$18,127	$16,464	$14,630	$14,908
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2018

For the quarter ended March 31, 2018, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $101.0 million, compared to $94.4 million in the previous quarter and $71.5 million in the same quarter last year. The increase in net income over the previous quarter was the result of continued growth in net interest income coupled with lower non-interest expense and a reduction in the provision for loan losses. The net interest margin increased to 3.37%. The Company also recorded securities gains of $5.4 million this quarter, mostly related to its private equity investments. Quarterly average loans increased $122.3 million over the previous quarter, while average deposits decreased $98.6 million. For the quarter, the return on average assets was 1.66%, the return on average common equity was 15.6%, and the efficiency ratio was 58.2%.

In the current quarter, the Company adopted ASU 2014-09 - Revenue from Contracts with Customers, and as a result reclassified certain bank card related network and rewards costs from non-interest expense to bank card transaction fees and restated all prior periods for this reclassification. The effect on the 1st and 4th quarters of 2017 was to lower bank card fee income and non-interest expense by $7.5 million and $4.8 million, respectively. Additionally, the Company adopted ASU 2016-01 - Recognition and Measurement of Financial Assets and Financial Liabilities. The ASU requires all changes in fair value of equity securities to be reflected in net income. As a result, the Company recorded $947 thousand in net securities gains this quarter due to an increase in fair value of the Company’s equity securities.

Balance Sheet Review
During the 1st quarter of 2018, average loans totaled $13.9 billion, up 3.6% (annualized) over the prior quarter, and grew $391.8 million, or 2.9%, over the same period last year. Compared to the previous quarter, average business and business real estate loans grew $116.2 million and $13.5 million, respectively. Personal real estate loans also increased $17.4 million, while consumer loans declined $28.6 million this quarter. Construction loans increased slightly but were constrained as a result of some larger principal pay downs. The growth in business loans was mainly the result of higher seasonal agribusiness lending activities and growth in both leasing and tax-free lending, but was partially offset by several seasonal loan pay downs on outstanding lines of credit. The decrease in consumer loans was mainly due to a decline in auto, marine/RV and home equity lending totaling $29.5 million, but was partially offset by growth of $13.5 million in patient health care loans. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $47.8 million, compared to $48.0 million in the prior quarter.

During the 1st quarter of 2018, total average available for sale debt securities decreased $431.6 million from the previous quarter to $8.5 billion, at fair value. The decline in investment securities was mainly the result of lower average balances of most investment categories as maturities of investment securities were reinvested to fund loan growth. Also, municipal securities totaling $148.4 million were sold at a small gain in response to recent changes in tax rules. Purchases of securities during the quarter totaled $318.1 million and were offset by sales, maturities and pay downs of $505.8 million. At March 31, 2018, the duration of the investment portfolio was 3.1 years, and maturities and pay downs of approximately $1.3 billion are expected to occur during the next 12 months.

Total average deposits decreased $98.6 million, or 2.0% (annualized), this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from a decline in business demand (decrease of $493.5 million), but was offset by growth in money market accounts (increase of $266.7 million), interest checking (increase of $54.9 million), and other demand balances (increase of $61.1 million). The decline in business demand was partly offset by growth in commercial interest checking accounts of $254.7 million as certain commercial customer accounts were moved to interest bearing account types. Compared to the previous quarter, total average consumer deposits increased $116.3 million, while commercial and private banking deposits declined by $193.7 million and $10.8 million, respectively. The average loans to deposits ratio was 69.1% in the current quarter and 68.2% in the prior quarter. The Company’s average borrowings totaled $1.6 billion, a decline of $105.4 million from the prior quarter’s balance.

Net Interest Income
Net interest income in the 1st quarter of 2018 amounted to $192.9 million, compared to $190.0 million in the previous quarter, an increase of $2.9 million. On a tax equivalent basis, net interest income for the current quarter declined $1.3 million from the previous quarter to $196.6 million, as a result of lower tax rates in effect in 2018, which reduced the tax equivalent adjustment by $4.2 million. During the current quarter, the net yield on earning assets (tax equivalent) was 3.37%, compared to 3.29% in the previous quarter and 3.13% in the same period last year. Higher loan balances and rates, coupled with relatively stable funding costs, helped drive up the net interest margin this quarter. Inflation income on the Company’s treasury inflation-protected securities (TIPS) declined $1.1 million this quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $3.3 million, as a result of higher loan yields and average balances on most loan products. The average yield on the loan portfolio increased 15 basis points this quarter to 4.33%, compared to 4.18% in the previous quarter.

Interest income on investment securities (tax equivalent) decreased $3.5 million from the previous quarter, mainly due to a decline in inflation income mentioned above and a lower tax equivalent adjustment on the Company’s municipal investments. Also, the decline in total average investment securities balances of $376.4 million reduced interest income (tax-effected) by $2.3 million. The adjustment for premium amortization expense on changing prepayment speeds for mortgage-backed securities increased interest income $1.5 million this quarter, due to a higher overall interest rate environment. Total inflation income on TIPS totaled $2.0 million in the current quarter and $3.2 million in the previous quarter. The yield on total investment securities was 2.58% in both the current and previous quarter.

Interest costs on deposits remained low and totaled 28 basis points in the 1st quarter of 2018, compared to 24 basis points in the prior quarter. Interest expense on deposits increased $1.3 million this quarter compared with the previous quarter due mainly to higher rates on corporate money market accounts and short-term jumbo certificates of deposit. Borrowing costs increased $226 thousand this quarter mostly due to higher average rates paid on customer repurchase agreements. The overall rate paid on interest bearing liabilities was .36%, compared to .31% in the prior quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2018

Non-Interest Income
In the 1st quarter of 2018, total non-interest income amounted to $119.7 million, an increase of $10.1 million, or 9.2%, compared to the same period last year. Also, current quarter non-interest income increased slightly compared to the prior quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust, bank card and deposit fee income.

Total bank card fees in the current quarter increased $5.7 million, or 15.9%, over the same period last year but declined $1.4 million compared to the prior quarter. As part of the adoption of ASU 2014-09 on January 1, 2018, network and rewards costs related to bank card fees were reclassified from non-interest expense to bank card fee income for all current and prior periods. This reclass lowered bank card fee income $4.8 million in the prior quarter and $7.5 million in the 1st quarter of 2017. Total bank card fees this quarter were comprised of fees on corporate card ($24.2 million), debit card ($9.4 million), merchant ($4.8 million) and credit card ($3.1 million) transactions. Corporate card fees grew $4.2 million over the same period last year due to growth in interchange income of 13.5%, coupled with lower network costs. Debit card fees grew $1.4 million as interchange income was up slightly, and network costs declined $1.3 million compared to the prior year. Overall merchant income was flat with the prior quarter on lower merchant fees offset by lower network costs, while credit card fees grew by 3.6% on higher interchange income and lower network costs, mostly offset by higher rewards costs.

In the current quarter, trust fees increased $4.0 million, or 12.6%, over the same period last year, resulting mainly from growth in both private client and institutional trust fee income. Compared to the same period last year, deposit account fees increased $1.0 million, or 4.7%, due to growth in corporate cash management, deposit and overdraft fees.

During the 1st quarter of 2018, swap fees totaled $669 thousand, an increase of $516 thousand over the same period last year, while loan fees declined $306 thousand, or 9.7%, on lower gains on sales of residential mortgages. Gains on sales of tax credits were strong this quarter and totaled $1.2 million, which was slightly higher than the same period last year. Non-interest income comprised 38.3% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities gains of $5.4 million in the current quarter and $27.2 million in the prior quarter. Net securities losses of $772 thousand were recorded in the 1st quarter of 2017. Net securities gains in the current quarter resulted mainly from unrealized fair value gains of $4.3 million in the Company’s private equity investment portfolio and $947 thousand from other equity securities owned by the Company. The Company also sold $148.4 million in municipal securities and recorded a gain of $212 thousand this quarter.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $182.3 million, compared to $179.4 million in the same period last year. The 1.6% increase in expense over the same period last year was mainly due to higher costs for salaries and benefits, offset by lower operating costs such as supplies and communication, charitable contributions, professional, and equipment.

Compared to the 1st quarter of last year, salaries and benefits expense increased $3.5 million, or 3.1%. Salaries expense grew $2.6 million, mainly due to higher full time salary costs, while benefits expense grew 4.8% as a result of seasonal growth in payroll taxes and 401(k) contributions. Full-time equivalent employees totaled 4,799 and 4,807 at March 31, 2018 and 2017, respectively.

Data processing costs increased $785 thousand, or 3.9%, mainly due to higher software costs, while other costs for supplies and communication, equipment, travel and entertainment, and professional fees declined a total of $1.2 million this quarter. Marketing costs were up $1.6 million partly due to new bank card initiatives which began this quarter.

Income Taxes
The effective tax rate for the Company was 18.7% in the current quarter, 17.6% in the previous quarter, and 25.8% in the 1st quarter of 2017. Tax benefits related to equity compensation totaled $2.9 million this quarter, compared to $4.5 million in the same period last year.

Credit Quality
Net loan charge-offs in the 1st quarter of 2018 amounted to $10.4 million, compared to $11.0 million in the prior quarter and $9.2 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .30% in the current quarter, compared to .32% in the previous quarter and .28% in the 1st quarter of last year. During the 1st quarter of 2018, the Company recorded net loan recoveries on commercial loans of $255 thousand, compared to net loan charge-offs of $633 thousand in the prior quarter. Net loan charge-offs on personal banking loans totaled $10.7 million in the current quarter and $10.3 million in the previous quarter.

In the 1st quarter of 2018, annualized net loan charge-offs on average consumer credit card loans were 4.05% in both the current and previous quarters, and 3.88% in the same period last year. Consumer loan net charge-offs were .49% of average consumer loans in the current quarter, .41% in the prior quarter and .43% in the same quarter last year. This quarter, the provision for loan losses equaled net loan charge-offs, and at March 31, 2018, the allowance totaled $159.5 million, or 1.15% of total loans.

At March 31, 2018, total non-performing assets amounted to $11.6 million, a decrease of $1.1 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($10.3 million and $1.3 million, respectively). At March 31, 2018, the balance of non-accrual loans, which represented .07% of loans outstanding, included business loans of $5.6 million, business real estate loans of $2.5 million, and personal real estate loans of $2.2 million. Loans more than 90 days past due and still accruing interest totaled $14.9 million at March 31, 2018.

Other
During the 1st quarter of 2018, the Company paid a cash dividend of $.235 per common share, representing a 9.8% increase over the prior quarter. The Company also paid an annualized 6% cash dividend on its preferred stock. The Company purchased 290,684 shares of treasury stock during the current quarter at an average price of $58.71.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2018

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.